Exhibit 23.8
[Letterhead of KTR Real Estate Advisors LLC]
July 27, 2011
Angeles Realty Corporation II, as
Managing General Partner of Angeles Partners XII, LP
4582 South Ulster Street Parkway, Suite 1100
Denver, CO 80237

Re:	Appraisal of Hunters Glen Apartments IV, Hunters Glen Apartments V and Hunters Glen Apartments VI (Plainsboro, New Jersey) dated as of June 1, 2011.
Ladies and Gentlemen:
     We hereby consent to the filing with the Securities and Exchange Commission (the “SEC”) of our appraisal report, in its entirety, referenced above (the “Appraisal Report”) with the Registration Statement on Form S-4 (the “Registration Statement”) filed by AIMCO Properties, L.P. and its affiliates (“Aimco”) and the Transaction Statement on Schedule 13E-3 filed by Aimco. We also consent to (i) the distribution of copies of the Appraisal Report, in its entirety, to the limited partners of Angeles Partners XII, LP (“AP XII”) upon their request in connection with the merger of a subsidiary of Aimco with and into AP XII, with AP XII as the surviving entity, as described in the Registration Statement, and (ii) the reference to our firm and the description of the Appraisal Report in the Registration Statement, including any amendments and/or supplements thereto, that may be filed with the SEC. We further acknowledge that the Appraisal Report, in its entirety, will be generally available to the public through the filings with the SEC.

KTR REAL ESTATE ADVISORS LLC
By:	/s/ Thomas J. Tener
	Name:	Thomas J. Tener
	Title:	Managing Partner